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                                                                    EXHIBIT 99.1


                  WORLD COLOR NAMES FORMER ABC, INC. VICE PRESIDENT
                 AS EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER


GREENWICH, CT (February 5, 1998) - The appointment of Michael D. Helfand to Executive Vice President, Chief Financial Officer was announced today by Robert
G. Burton, Chairman, President and Chief Executive Officer of World Color Press, Inc. (NYSE:WRC).

Prior to accepting the appointment at World Color, Mr. Helfand was a Vice President for ABC, Inc., a division of the Walt Disney Company, where his duties included finance, accounting, treasury, and planning, as well as the assessment of acquisition targets. Immediately preceding his twelve year tenure at ABC, Mr. Helfand held positions of increasing responsibility at Combustion Engineering, Inc., and United States Lines, Inc., respectively. Mr. Helfand replaces Tom Pierno, who resigned from the Company to pursue other business interests.


IN REGARD TO THE APPOINTMENT, MR. BURTON SAID:
"I have known Mike since he first joined Capital Cities/ABC almost twelve years ago, and have watched him advance rapidly through an organization that has a reputation for being one of the most cost conscious, best managed companies in America. As an integral member of World Color's management team, Mike will play a critical role in the Company's continued focus on improving margins and growth through acquisitions and strategic capital expenditures."

World Color, headquartered in Greenwich, Connecticut, is a leader in the management and distribution of print and digital information. The Company specializes in the production and distribution of data for customers in the magazine, catalog, commercial, direct mail, directory and book markets. Founded in 1903, World Color employs approximately 14,000 employees and operates 41 facilities with a network of sales offices nationwide.

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